SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549
                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934


                                PRICESMART, INC.
                                (Name of Issuer)
                    Common Stock, Par Value $.0001 Per Share
                         (Title of Class of Securities)
                                    741511109
                      (CUSIP Number of Class of Securities)
                                  June 12, 1998
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ] Rule 13d-1(b)       [ X ] Rule 13d-1(c)              [   ] Rule 13d-1(d)

                               CUSIP NO. 741511109

================================================================================

1) Name and I.R.S. Identification No. of Reporting Person (entities only)

Wynnefield Partners Small Cap Value, L.P. 13-3688497

================================================================================

2)   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)  ______________________________________________________________________

     (b) X- Reporting Person is affiliated with other reporting persons (see pages 2 and 3)

================================================================================

     3)   SEC USE ONLY _________________________________________________________

================================================================================

     4)   Citizenship or Place of Organization     Delaware

================================================================================

 NUMBER OF SHARES
 BENEFICIALLY OWNED     (5)  Sole Voting Power  137,021
 BY EACH REPORTING
 PERSON WITH            --------------------------------------------------------

                        (6)  Shared Voting Power _______________________________

                        --------------------------------------------------------

                        (7)  Sole Dispositive Power  137,021

                        --------------------------------------------------------

                        (8)  Shared Dispositive Power __________________________

================================================================================

9)   Aggregate Amount Beneficially Owned By Each Reporting Person 137,021 shares

================================================================================

10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares [ ] (See Instructions)

================================================================================

11)  Percent of Class Represented by Amount in Row (9) 2.32

================================================================================

12)  Type of Reporting Person (See Instructions) PN

================================================================================

                              (Page 1 of 5 Pages)

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549
                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934


                                PRICESMART, INC.
                                (Name of Issuer)
                    Common Stock, Par Value $.0001 Per Share
                         (Title of Class of Securities)
                                    741511109
                      (CUSIP Number of Class of Securities)
                                  June 12, 1998
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ] Rule 13d-1(b)       [ X ] Rule 13d-1(c)              [   ] Rule 13d-1(d)

                               CUSIP NO. 741511109

================================================================================

1) Name and I.R.S. Identification No. of Reporting Person (entities only)

Wynnefield Partners Small Cap Value, L.P. I 13-3953291

================================================================================

2)   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)  ______________________________________________________________________

     (b) X- Reporting Person is affiliated with other reporting persons (see pages 1 and 3)

================================================================================

     3)   SEC USE ONLY _________________________________________________________

================================================================================

     4)   Citizenship or Place of Organization     Delaware

================================================================================

 NUMBER OF SHARES
 BENEFICIALLY OWNED     (5)  Sole Voting Power  120,359
 BY EACH REPORTING
 PERSON WITH            --------------------------------------------------------

                        (6)  Shared Voting Power _______________________________

                        --------------------------------------------------------

                        (7)  Sole Dispositive Power  120,359

                        --------------------------------------------------------

                        (8)  Shared Dispositive Power __________________________

================================================================================

9)   Aggregate Amount Beneficially Owned By Each Reporting Person 120,359 shares

================================================================================

10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares [ ] (See Instructions)

================================================================================

11)  Percent of Class Represented by Amount in Row (9) 2.04

================================================================================

12)  Type of Reporting Person (See Instructions) PN

================================================================================

                              (Page 2 of 5 Pages)

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549
                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934


                                PRICESMART, INC.
                                (Name of Issuer)
                    Common Stock, Par Value $.0001 Per Share
                         (Title of Class of Securities)
                                    741511109
                      (CUSIP Number of Class of Securities)
                                  June 12, 1998
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ] Rule 13d-1(b)       [ X ] Rule 13d-1(c)              [   ] Rule 13d-1(d)

                               CUSIP NO. 741511109

================================================================================

1) Name and I.R.S. Identification No. of Reporting Person (entities only)

Wynnefield Partners Small Cap Value Offshore Fund, Ltd.

================================================================================

2)   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)  ______________________________________________________________________

     (b) X- Reporting Person is affiliated with other reporting persons (see pages 1 and 3)

================================================================================

     3)   SEC USE ONLY _________________________________________________________

================================================================================

     4)   Citizenship or Place of Organization     Cayman Islands

================================================================================

 NUMBER OF SHARES
 BENEFICIALLY OWNED     (5)  Sole Voting Power  63,520
 BY EACH REPORTING
 PERSON WITH            --------------------------------------------------------

                        (6)  Shared Voting Power _______________________________

                        --------------------------------------------------------

                        (7)  Sole Dispositive Power  63,520

                        --------------------------------------------------------

                        (8)  Shared Dispositive Power __________________________

================================================================================

9)   Aggregate Amount Beneficially Owned By Each Reporting Person 63,520 shares

================================================================================

10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares [ ] (See Instructions)

================================================================================

11)  Percent of Class Represented by Amount in Row (9) 1.07

================================================================================

12)  Type of Reporting Person (See Instructions) CO

================================================================================

                              (Page 3 of 5 Pages)

Item 1(a).  Name of Issuer: PRICESMART, INC.


Item 1(b).  Address of Issuer's principal Executive Offices:

            4649 Morena Boulevard, San Diego, California 92117


Item 2(a).  Name of Person Filing:

            Wynnefield Partners Small Cap Value, L.P.


Item 2(b).  Address of Principal Business Office or, if none, Residence:

            One Penn Plaza, Suite 4720, New York, N.Y. 10119


Item 2(c).  Citizenship:  Delaware


Item 2(d).  Title of Class of Securities:

            Common Stock, par value $.0001 per share


Item 2(e).  CUSIP Number: 741511109


Item 3. If this statement is filed pursuant to ss. 240.13d-1(c), check this box [X].


Item 4.     Ownership:

            (a) Amount beneficially owned by all reporting persons: 320,900 shares

            (b)  Percent of class: 5.43

            (c)  Number of shares as to which the persons have:

                   (i)   sole power to vote or to direct the vote  320,900

                   (ii)  shared power to vote or to direct the vote --

                   (iii) sole power to dispose or to direct the disposition of
                         320,900

                   (iv)  shared power to dispose or to direct the disposition of


Item 5.     Ownership of Five Percent or Less of a Class.


            Not applicable.


Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

            Not applicable.



                              (Page 4 of 5 Pages)

Item 8.     Identification and Classification of Members of the Group.

            None of the reporting persons who have filed this schedule is a person described in clause (ii) of ss. 240.13d-1(b)(1).


Item 9.     Notice of Dissolution of Group.

            Not applicable.


Item 10.    Certifications.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.

Dated: June __, 1998


                          WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.
                          WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. - I

                                   By:  WYNNEFIELD CAPITAL MANAGEMENT, LLC


                                        By: /S/Joshua Landes
                                            ------------------------------------
                                               Joshua Landes, Managing Member



                          WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.

                                   By:      Wynnefield Capital, Inc.

                                        By: /S/Joshua Landes
                                            ------------------------------------
                                               Joshua Landes, Vice President



                              (Page 5 of 5 Pages)